Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

Applied Materials, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Other	Deferred Compensation Obligations(1)	457(h)	$350,000,000(1)	100%	$350,000,000(2)	$110.20 per $1,000,000	$38,570

Total Offering Amounts					$350,000,000		$38,570

Total Fee Offsets							—

Net Fee Due							$38,570

(1)

The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Applied Materials, Inc. 2016 Deferred Compensation Plan.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended.